Exhibit 99.1

MySize Inc. Begins Trading on NASDAQ Capital Market

AIRPORTCITY, Israel, July 25, 2016 (GLOBE NEWSWIRE) -- MySize Inc. (TASE:MYSZ) (NASDAQ:MYSZ), a developer of a unique measurement technology based on sophisticated algorithms with broad applications in a variety of areas from the apparel e-commerce market to Do It Yourself Smartphone and tablet applications, today announced that it has received the approval to list its common stock on the NASDAQ Capital Market under the symbol, MYSZ.  Trading on the NASDAQ will become effective at the open of trading on Monday, July 25, 2016.

In addition, the Company is listed on the Tel Aviv Stock Exchange and its common stock trades under the symbol MYSZ.

Ronen Luzon, Chief Executive Officer of MySize, stated, “This is a major milestone for MySize.  The NASDAQ Capital Market will provide MySize the exposure necessary to propel the Company forward within the U.S. investor market.  This move will  raise the visibility of our growth strategy, enable us to better communicate our news and progress to our current shareholder base and will help us reach a broader audience.  Our listing on the NASDAQ emphasizes our commitment to generating long-term value for our shareholders."

About MYSIZE

MySize Inc. (TASE:MYSZ) (NASDAQ:MYSZ) developed a unique measurement technology based on sophisticated algorithms with broad applications in a variety of areas, from the apparel e-commerce market to Do It Yourself smartphone & tablet apps. The technology is driven by several patent-pending algorithms which are able to calculate and record measurements in a variety of novel ways. To learn more about MySize, please visit the website located at www.mysizeid.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words "could," "believe," "anticipate," "intend," "estimate," "expect," "may," "continue," "predict," "potential," "project" and similar expressions that are intended to identify forward-looking statements.  All forward-looking statements speak only as of the date of this press release. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, objectives, expectations and intentions reflected in or suggested by the forward-looking statements are reasonable, we can give no assurance that these plans, objectives, expectations or intentions will be achieved.  Forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from historical experience and present expectations or projections.  Known material factors that could cause actual results to differ materially from those in the forward-looking statements include: an active trading market for our common stock may not develop on NASDAQ; the trading price for our common stock may fluctuate significantly; and the Company will continue to be a "controlled company," as defined under NASDAQ rules, and the interests of our controlling stockholder may differ from those of our public stockholders.  Forward-looking statements also are affected by the risk factors described in the Company's filings with the U.S. Securities and Exchange Commission.  Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Contact person:
Eli Walles Chairman of the board
Tel: +972 6009030
Fax: +972 6009040
Eli@mysizeid.com